Exhibit 10.1

SUBORDINATED

NOTE PURCHASE AGREEMENT

Dated as of March 30, 2021

1.	DEFINITIONS			1
	1.1	Defined Terms		1
	1.2	Certain Accounting Terms; Interpretations		5
	1.3	Exhibits and Schedules Incorporated		5
2.	SUBORDINATED DEBT			5
	2.1	General Matters		5
		2.1.1	Certain Terms	5
		2.1.2	Subordination	5
	2.2	The Subordinated Note		5
	2.3	Unsecured Facility		5
	2.4	The Closing		5
	2.5	Interest Rate Matters		6
		2.5.1	Applicable Interest Rate	6
		2.5.2	Computation of Interest	6
	2.6	Payments		6
		2.6.1	Prepayment	6
		2.6.2	Payments on Non-Business Days	7
		2.6.3	Application of Payments	7
3.	DISBURSEMENT			7
	3.1	Disbursement		7
	3.2	Conditions Precedent to Disbursement		7
		3.2.1	Opinion	7
		3.2.2	Transaction Documents	7
		3.2.3	Authority Documents	8
		3.2.4	Regulatory Consents	8
		3.2.5	Certain Costs of Lender	8
		3.2.6	Other Requirements	8
		3.2.7	Other Documents	8
	3.3	Conditions Precedent to Borrower’s Obligations		9
4.	BORROWER REPRESENTATIONS AND WARRANTIES			9
	4.1	Organization and Authority		9
		4.1.1	Organization Matters	9
		4.1.2	Capital Stock and Related Matters	9

		4.1.3	Subsidiaries	10
	4.2	No Impediment to Transactions		10
		4.2.1	Transaction is Legal and Authorized	10
		4.2.2	No Defaults or Restrictions	10
		4.2.3	Governmental Consent	10
	4.3	Possession of Licenses and Permits		11
	4.4	Financial Condition		11
		4.4.1	Financial Statements	11
		4.4.2	Absence of Default	11
		4.4.3	Solvency	11
	4.5	Title to Properties		12
	4.6	No Material Adverse Change		12
	4.7	Legal Matters		12
		4.7.1	Compliance with Law	12
		4.7.2	Taxes	12
		4.7.3	Pending Litigation	12
		4.7.4	Brokerage Commissions	13
	4.8	No Misstatement		13
	4.9	Representations and Warranties Generally		13
	4.10	Use of Proceeds		13
5.	GENERAL COVENANTS, CONDITIONS AND AGREEMENTS			13
	5.1	Compliance with Transaction Documents		13
	5.2	Material Transactions		14
		5.2.1	Merger and Consolidation	14
		5.2.2	Restricted Payments	14
		5.2.3	Other Matters	14
	5.3	Business Operations		15
		5.3.1	Affiliate Transactions	15
	5.4	Compliance with Laws		15
		5.4.1	Generally	15
		5.4.2	Regulated Activities	15
		5.4.3	Taxes	15
		5.4.4	Corporate Existence	15

	5.5	Lender Expenses		15
	5.6	Tier 2 Capital		16
	5.7	Bank Subsidiary Insurance Coverage		16
	5.8	No Control		16
6.	REPORTING			16
	6.1	Borrower SEC Reports		16
	6.2	Event of Default; Material Adverse Change		16
	6.3	Bank Subsidiary Financial Condition		16
	6.4	Other Information		17
7.	FINANCIAL COVENANTS			17
	7.1	Ratio of Debt to Total Assets		17
	7.2	Bank Subsidiary Well Capitalized		17
	7.3	Subsidiary Dividends		17
8.	BORROWER’S DEFAULT			18
	8.1	Borrower’s Defaults and Lender’s Remedies		18
		8.1.1	Events of Default	18
		8.1.2	Lender’s Remedies	19
	8.2	Other Remedies		20
	8.3	No Lender Liability		20
	8.4	Intentionally Omitted		20
9.	MISCELLANEOUS			20
	9.1	Indemnification		20
	9.2	Prohibition on Assignment		20
	9.3	Time of the Essence		20
	9.4	Waiver or Amendment		20
	9.5	Severability		21
	9.6	Usury; Revival of Liabilities		21
	9.7	Notices		21
	9.8	Successors and Assigns		22
	9.9	No Joint Venture		22
	9.10	Publicity		22
	9.11	Documentation		23
	9.12	Entire Agreement		23

9.13	Choice of Law	23
9.14	No Third Party Beneficiary	23
9.15	Legal Tender of United States	23
9.16	Captions; Counterparts	23
9.17	Knowledge; Discretion	23
9.18	Jurisdiction; Waiver Of Right To Jury Trial	24

EXHIBIT AForm of Subordinated Note

EXHIBIT BForm of Opinion of Borrower’s Counsel

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of March 30, 2021 and is made by and between Alerus Financial Corporation, a Delaware corporation (“Borrower”), and The Bank of North Dakota doing business as the State of North Dakota (“Lender”).

R E C I T A L S:

Borrower is a registered financial holding company incorporated under the laws of Delaware and owns 100% of the voting stock of Alerus Financial, National Association, a national banking association with its main office located in Grand Forks, North Dakota (the “Bank Subsidiary”).

Borrower has requested that Lender purchase from Borrower $50,000,000 in subordinated debt (the “Subordinated Debt”) that qualifies as Tier 2 Capital pursuant to and in accordance with the provisions of 12 C.F.R. § 250.166(b).  The Subordinated Debt may be referred to in this Agreement as the “Facility.”

Lender is willing to purchase from Borrower subordinated notes in an aggregate principal amount of $50,000,000 in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Note.  The Subordinated Debt is intended to qualify as Tier 2 Capital.

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.DEFINITIONS

1.1Defined Terms.  The following capitalized terms generally used in this Agreement and in the other Transaction Documents have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members in the case of an individual, shareholders owning directly or indirectly more than 25% of the outstanding common stock of such Person, directors, officers, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person and their respective Affiliates, and solely in the case of the Lender and its Affiliates, their members, shareholders, directors, officers, employees, agents and representatives.

“Bank Subsidiary” has the meaning set forth in the recitals hereto.

“Borrower” has the meaning set forth in the preamble hereto and shall include any successor to Alerus Financial Corporation by merger or consolidation pursuant to the terms and conditions set forth in Section 6.2.1 or otherwise upon the prior written consent of the Lender or such other Person that shall assume the obligations of the borrower under the Transaction Documents.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Borrower’s SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Borrower with the Securities and Exchange Commission under the Securities and Exchange Act of 1934, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, since December 31, 2019.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Bismarck, North Dakota or the city of the principal office of the Borrower are permitted or required by any applicable law or executive order to close.

“Closing” means the meaning set forth in Section 2.4.

“Closing Date” means March 30, 2021.

“Code” means the Internal Revenue Code of 1986, as amended or recodified.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in Section 9.1.1.

“Facility” has the meaning set forth in the recitals hereto.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements” has the meaning set forth in Section 4.4.1.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or the Bank Subsidiary, as applicable.

“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower or any Subsidiary of Borrower; (b) all obligations secured by any lien in Property whether or not such obligations shall have been assumed; (c) all guaranties, letters of credit and similar contingent liabilities with respect to obligations of others; and (d) all net obligations under interest rate and currency swap agreements; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Borrower’s or any of its Subsidiary’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Borrower or any Subsidiary of Borrower and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.

“Interest Payment Date” means annually on March 31 of each year, unless such date is not a Business Day, in which case the Interest Payment Date shall be the next Business Day after such date, commencing on March 31, 2022, and continuing until the earlier of the Maturity Date or the date the Subordinated Debt is paid in full.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Lender” has the meaning set forth in the preamble hereto.

“Material Adverse Effect” means the occurrence of an event which materially and adversely affects the financial condition or operations of the Borrower or of the Bank Subsidiary or materially and adversely impairs the ability of the Borrower to perform its obligations under the Agreement or the Subordinated Note; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in GAAP or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Agencies, (C) actions or omissions of the Borrower expressly required by the terms of this Agreement or the Subordinated Note or taken with the prior written consent of the Lender, (D) changes in general economic, monetary or financial conditions in the United States, (E) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (F) the failure of the Borrower to meet any internal projections, forecasts, estimates or guidance for any period ending after December 31, 2020 (but not excluding the underlying causes of such failure), or (G) the public disclosure of this Agreement or the transactions contemplated by this Agreement; provided, further, however, that if any event described in clause (A), (B), (D) or (E) of this paragraph occurs and such event has a materially disproportionate effect on the Borrower relative to other banks, savings associations and their holding companies in the United States, then such event may be deemed to have had a Material Adverse Effect.

“Maturity Date” means March 30, 2031.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization,

a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by Borrower or any Affiliate or Subsidiary of Borrower.

“Subordinated Debt” has the meaning set forth in the recitals hereto.

“Subordinated Debt Amount” means $50,000,000.00.

“Subordinated Note” means a subordinated note in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

“Surviving Entity” has the meaning set forth in Section 6.2.1.

“Tax Event” means the receipt by Borrower of an opinion of counsel to Borrower that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Borrower on the Subordinated Note is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Borrower, in whole or in part, for United States federal income tax purposes.

“Texas Ratio” means, with respect to the Bank Subsidiary and any fiscal quarter, the sum of:

(a)	all non-accrual loans, plus all loans delinquent 90 days or more, plus other real estate owned,

divided by

(b)	total capital and loan loss reserve.

“Tier 2 Capital” shall be determined in accordance with applicable rules and regulations promulgated by applicable Governmental Agencies.

“Total Loans” means, as of any date, the sum of all loans and direct lease financings, net of unearned income, made by the Bank Subsidiary.

“Transaction Documents” means this Agreement, the Subordinated Note and those other documents and instruments (including, without limitation, the commitment letter, all agreements, instruments and documents, including, without limitation, contracts, notices and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of

Borrower in connection with this Agreement and the Facility) entered into or delivered in connection with or relating to the Facility, including any other documents listed on the schedule of closing documents prepared in connection with the Closing.

1.2Certain Accounting Terms; Interpretations.  Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP as in effect at the time the applicable determination or computation is made.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Bismarck, North Dakota time unless otherwise specifically provided.

1.3Exhibits and Schedules Incorporated.  All Exhibits and Schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

2.SUBORDINATED DEBT

2.1General Matters.

2.1.1Certain Terms.  The Lender agrees to purchase the Subordinated Debt from Borrower on the Closing Date and in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Note and the other Transaction Documents.  The Subordinated Debt shall be disbursed in accordance with Section 3.1.  Interest on the unpaid principal balance of the Subordinated Debt, calculated in accordance with Section 2.5, shall be paid on each Interest Payment Date.  The unpaid principal balance of the Subordinated Debt plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of (A) acceleration by Lender in accordance with the terms of the Subordinated Note and this Agreement or (B) Borrower’s delivery of a notice of redemption or repayment in accordance with the terms of this Agreement and the Subordinated Note.

2.1.2Subordination.  The Subordinated Note shall be subordinated to certain obligations of the Borrower in accordance with the subordination provisions set forth therein.

2.2The Subordinated Note.  The Facility shall be further evidenced by the Subordinated Note.

2.3Unsecured Facility.  The obligations of Borrower to Lender under the Subordinated Note shall be unsecured.

2.4The Closing.  The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of Ballard Spahr LLP, 80 South Eighth Street, Suite 2000,

Minneapolis, Minnesota at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.5Interest Rate Matters.

2.5.1Applicable Interest Rate.  The Facility shall bear interest at an annual fixed rate equal to 3.50% until five years from the date of this Agreement.  At the fifth anniversary of the date of this Agreement, the interest rate for the Facility shall reset and shall be fixed until the Maturity Date at a rate equal to the five year advance rate set by the Federal Home Loan Bank of Des Moines on such date five years from the date of this Agreement plus 2.0%, with a minimum annual fixed rate not less than 3.50%.

2.5.2Computation of Interest.  Interest shall be computed by the Lender on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days.  In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded.  The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Facility.  Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Subordinated Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by the Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by the Lender).

2.6Payments.  Borrower agrees that matters concerning prepayments, payments and application of payments shall be as set forth in this Agreement and in the other Transaction Documents.

2.6.1Prepayment.  On any Interest Payment Date commencing on or after the fifth anniversary of the effective date of the Subordinated Note, Borrower may, upon at least five Business Days’ notice to the Lender, prepay all or a portion of the principal amount outstanding under the Subordinated Debt, together with unpaid accrued interest thereon to the date of prepayment.  Prior to the fifth anniversary of the effective date of the Subordinated Note, Borrower may not prepay the Subordinated Note except in the event (i) the Subordinated Note no longer qualifies as Tier 2 Capital for any reason, including as a result of a change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of the Subordinated Note, (ii) of a Tax Event, or (iii) the Borrower becomes required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.  Any such prepayment shall be in a minimum aggregate amount of $500,000 or any larger integral multiple of $100,000.  In case the Subordinated Note is to be prepaid in part only, the notice of prepayment shall state the portion of the principal amount thereof to be prepaid and shall state that on and after the date fixed for prepayment, upon surrender of such Subordinated Note, a new Subordinated Note in principal amount equal to the unpaid portion thereof will be issued.  Under current applicable regulations, Borrower is not required to obtain approval of the FRB or the Federal Reserve Bank of Minneapolis or other primary regulator prior to redeeming or retiring any part of its obligations hereunder (including payment at maturity, or pursuant to acceleration clause or prepayment prior to maturity). Notwithstanding the immediately preceding sentence, Borrower agrees that if it is required in the future to obtain approval prior to redeeming or retiring any part of its obligations hereunder, Borrower will obtain such approval.  Borrower further acknowledges that Lender shall have no responsibility to verify whether Borrower has obtained any requisite approval for any such repayment.  There shall be no penalty or similar fees for prepayment.

2.6.2Payments on Non-Business Days.  Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

2.6.3Application of Payments.  All payments received by Lender from or on behalf of Borrower shall be applied first to accrued interest under the Subordinated Note, and second to principal amounts outstanding under the Subordinated Note; provided, however, subject to Section 8.1.2 of this Agreement, that after the date on which the final payment of principal with respect to the Facility is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as the Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to the Lender.

3.DISBURSEMENT.

3.1Disbursement.  At the Closing Date, and so long as all of the terms and conditions set forth in Section 3.2 and Section 3.3 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance reasonably satisfactory to the Lender, in its reasonable discretion, the Lender shall disburse $50,000,000 for the Subordinated Note (the “Disbursement”).

3.2Conditions Precedent to Disbursement.  In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following, each of which shall be in form and substance reasonably satisfactory to the Lender, in its reasonable discretion, and duly executed by the appropriate parties:

3.2.1Opinion.  An opinion of counsel for Borrower in substantially the form attached as Exhibit B hereto and otherwise reasonably satisfactory to the Lender, dated as of the Closing Date.

3.2.2Transaction Documents.  The Transaction Documents, including, without limitation, the Subordinated Note.

3.2.3Authority Documents.

3.2.3.1A copy, certified by the Secretary or an Assistant Secretary of Borrower (and the Secretary of State of the Organization of the Borrower), of the certificate of incorporation of Borrower;

3.2.3.2A good standing certificate of Borrower issued by the Delaware Secretary of State;

3.2.3.3A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the Bylaws of Borrower;

3.2.3.4A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement, the Subordinated Note and the other Transaction Documents; and

3.2.3.5An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

3.2.3.6A certificate signed on behalf of Borrower by a duly authorized officer of Borrower certifying to the effect that (A) the representations and warranties of the Borrower contained in this Agreement are true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date; except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of Borrower to perform its obligations under this Agreement; and (B) the Borrower has performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date.

3.2.4Regulatory Consents.  If determined appropriate by each of Borrower and Lender, Borrower shall use commercially reasonable efforts to deliver to Lender evidence of FRB’s approval or determination that the Subordinated Note qualifies as Tier 2 Capital.

3.2.5Certain Costs of Lender.  Payment of the costs and expenses incurred by Lender to date in connection with the transactions contemplated herein.

3.2.6Other Requirements.  Such other additional information regarding Borrower, any Subsidiary and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may reasonably require.

3.2.7Other Documents.  Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as Lender may reasonably request.

3.3Conditions Precedent to Borrower’s Obligations.  The obligation of the Borrower to effect the Closing is subject to the fulfillment or written waiver by Lender of each of the following conditions:

3.3.1Lender shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date.

3.3.2No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Borrower from issuing the Subordinated Note in accordance with the terms thereof and no lawsuit shall have been commenced by any Governmental Agency seeking such prohibition or restriction.

3.3.3Since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Borrower, the Bank Subsidiary, Lender or the transactions contemplated by this Agreement, by the FRB, or any other Governmental Agency, which imposes any restriction or condition which the Borrower determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Borrower’s business or would materially reduce the economic benefits of the transactions contemplated by this Agreement to the Borrower to such a degree that the Borrower would not have entered into this Agreement had such condition or restriction been known to it on the date hereof.

4.BORROWER REPRESENTATIONS AND WARRANTIES.  Except as disclosed in Borrower’s SEC Reports, Borrower hereby represents and warrants to the Lender as follows:

4.1Organization and Authority.

4.1.1Organization Matters.  Borrower is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement.  Borrower is a “financial holding company” under the Bank Holding Company Act of 1956, as amended.  The Bank Subsidiary is a national banking association organized, existing and in good standing under the laws of the United States of America.  Borrower and its Bank Subsidiary have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of Borrower or any applicable Subsidiary, as the case may be.

4.1.2Capital Stock and Related Matters.  All of the outstanding capital stock of the Bank Subsidiary is owned beneficially and of record by the Borrower and has been duly authorized, legally and validly issued, fully paid and nonassessable except as set forth on Schedule 4.1.2. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Bank Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Bank Subsidiary or obligating the Bank Subsidiary to grant, extend or enter into any such agreement or commitment.

4.1.3Subsidiaries.  Each Subsidiary of Borrower is validly existing and in good standing under the laws of its jurisdiction of organization, and each Subsidiary of Borrower has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to own its properties and conduct its business as currently conducted, except in each case where failure to possess such licenses would not reasonably be expected to have a Material Adverse Effect.

4.2No Impediment to Transactions.

4.2.1Transaction is Legal and Authorized.  The issuance of the Subordinated Debt, the borrowing of the principal amount of the Facility, the execution of this Agreement and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate and other powers of Borrower.  This Agreement and the other Transaction Documents to which Borrower is a party have been duly authorized, executed and delivered, and assuming due authorization, execution and delivery by the other parties thereto, are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

4.2.2No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a material breach of, or constitute a material default under:  (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other agreement or instrument to which Borrower or any Subsidiary of Borrower is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower, except, in the case of items (i), (ii) or (iii) for such violations, conflicts, breaches or defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any Property or asset of Borrower or any Subsidiary of Borrower.  Neither Borrower nor any Subsidiary of Borrower is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower or their respective properties may be bound or affected except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.

4.2.3Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower or the Bank Subsidiary that have not been obtained, and no registrations or declarations are required to be filed by Borrower or the Bank Subsidiary in connection with, or, contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Documents that have not been filed.

4.3Possession of Licenses and Permits.  Each of Borrower and its Subsidiaries possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect; each of the Borrower and its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, singly or in the aggregate have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither Borrower nor any Subsidiary of Borrower has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, in the reasonable judgment of Borrower, is likely to result in a Material Adverse Effect.

4.4Financial Condition.

4.4.1Financial Statements.  Borrower has delivered to Lender copies of its audited financial statements (collectively, the “Financial Statements”) for the 12 months ended December 31, 2020.  The Financial Statements are true and correct in all material respects, are prepared in accordance with the respective books of account and records of Borrower and its Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of Borrower and its assets and liabilities and the results of its operations as at, and for the period ending at, such date.  The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower in accordance with applicable banking regulations, rules and guidelines, respectively.  Borrower does not have any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Financial Statements.

4.4.2Absence of Default.  Since December 31, 2020, to the knowledge of Borrower no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any Indebtedness of Borrower.  Borrower is not in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could materially adversely affect Borrower’s properties, financial condition or business operations.

4.4.3Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature.  No transfer of Property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower or any Subsidiary of Borrower taken as a whole.

4.5Title to Properties.  For assets or property owned by Borrower or any Subsidiary, Borrower and the Subsidiaries have, respectively, good and marketable fee title to all the owned Properties, and good and marketable title to all other property and assets reflected in the Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower or any Subsidiary, (b) property or other assets leased by Borrower or the Subsidiaries, and (c) property and assets sold or otherwise disposed of in the ordinary course of any Subsidiary’s business subsequent to the date of the Financial Statements.

4.6No Material Adverse Change.  Since December 31, 2020, neither the business, operations, properties nor assets of Borrower or any Subsidiary have been materially and adversely affected in any way, as the result of any act or event, including, without limitation, fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workmen or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof.  Since December 31, 2020, there have been no material changes in the assets, liabilities, or condition, financial or otherwise, of Borrower or any Subsidiary other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

4.7Legal Matters.

4.7.1Compliance with Law.  Borrower and its Subsidiaries have materially complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to materially comply would not materially and adversely affect the financial condition, business or operations of Borrower or any Subsidiary of Borrower.

4.7.2Taxes.  Borrower and each Subsidiary of Borrower have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any Subsidiary of Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.  Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary of Borrower.  To Borrower’s knowledge, Borrower and each Subsidiary of Borrower is in material compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

4.7.3Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the best of Borrower’s knowledge, threatened or proposed, against

Borrower or any Subsidiary of Borrower at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of any of Borrower or any Subsidiary of Borrower or affect issuance or payment of the Subordinated Note; and neither Borrower nor any Subsidiary of Borrower is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will materially and adversely affect the financial condition, business, or operations of Borrower or any Subsidiary.

4.7.4Brokerage Commissions.  Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

4.8No Misstatement.  No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Borrower to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Facility contains any untrue statement of a material fact, or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to Lender.

4.9Representations and Warranties Generally.  The representations and warranties set forth in this Agreement or in any other Transaction Document will be true and correct in all material respects (a) on the date of this Agreement, (b) as of Closing, and (c) as otherwise provided herein.  All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding the Lender’s review of any documents or materials delivered by Borrower to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf (and Borrower hereby acknowledges such reliance by Lender in making the Facility and all disbursements thereunder).

4.10Use of Proceeds.

Borrower will use the proceeds received hereunder (excluding amounts paid by Borrower for legal fees and other fees incurred in connection with the transactions contemplated hereby), to support future growth and for other general operating purposes.

5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.  Borrower hereby further covenants and agrees with Lender as follows:

5.1Compliance with Transaction Documents.  Borrower shall materially comply with, observe and timely perform each and every one of the covenants, agreements and obligations under each and every one of the Transaction Documents.

5.2Material Transactions.

5.2.1Merger and Consolidation.  Neither Borrower nor the Bank Subsidiary shall consolidate with or merge with any Person unless:  (a) the successor entity which results from such consolidation or merger, if not Borrower (the “Surviving Entity”), (i) in the case of the Bank Subsidiary, shall be a solvent FDIC-insured depository institution organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and (ii) shall have executed and delivered to the holder of the Subordinated Note its assumption of the due and punctual payment of the principal of and interest on the Subordinated Note, and the due and punctual performance and observation of all of the covenants in the Subordinated Note, this Agreement and any other Transaction Document to be performed or observed by Borrower and shall furnish to such holder an opinion of counsel to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Entity, enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (b) immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of Borrower or any of its Subsidiaries as a result of such transaction as having been incurred by Borrower or such Subsidiary at the time of such transaction, no Event of Default would exist.

5.2.2Restricted Payments.  If an Event of Default has occurred and is continuing, Borrower shall not (a) make any guarantee payments on any obligations that rank equally with or junior to the Subordinated Note or (b) make any payments of interest, principal or premium on, or repay, repurchase or redeem (i) any indebtedness of Borrower payable to any Affiliate or Subsidiary of Borrower other than the Bank Subsidiary, or (ii) except for trade payables incurred in the ordinary course of business, any other Indebtedness of Borrower that ranks equally with or junior to the Subordinated Note.

If an Event of Default has occurred and is continuing or if Borrower fails to comply with the covenants set forth in Section 8 hereof, Borrower shall not, without the prior written consent of Lender, pay any dividends to its shareholders until such Event of Default or failure to comply with said covenants is cured, other than: (i) any dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, any class of Borrower’s common stock; (ii) any declaration of a non-cash dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; (iii) as a result of a reclassification of Borrower’s capital stock or the exchange or conversion of one class or series of Borrower’s capital stock for another class or series of Borrower’s capital stock; (iv) the purchase of fractional interests in shares of Borrower’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or (v) purchases of any class of Borrower’s common stock related to the issuance of common stock or rights under any benefit plans for Borrower’s directors, officers or employees or any of Borrower’s dividend reinvestment plans.

5.2.3Other Matters.  Borrower shall notify Lender of any of the following at least 10 days prior to the effectiveness thereof:  (a) any change in the name of Borrower; (b) any change in the headquarters or principal place of business of Borrower; and (c) any material change in the capital structure of Borrower.

5.3Business Operations.

5.3.1Affiliate Transactions.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary of Borrower to enter into any transaction including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

5.4Compliance with Laws.

5.4.1Generally.  Borrower shall comply and cause each Subsidiary of Borrower to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect.  The Borrower shall promptly notify Lender in writing of any matters of public record which would have a significant effect on the financial condition and performance of Borrower and each Subsidiary of Borrower.

5.4.2Regulated Activities.  Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary of Borrower to (a) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.

5.4.3Taxes.  Borrower shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower or any Subsidiary of Borrower or upon the income, profits, or Property of Borrower or any Subsidiary of Borrower and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower or any Subsidiary of Borrower.  None of Borrower or any Subsidiary of Borrower shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower and such Subsidiary as are deemed adequate by Lender.

5.4.4Corporate Existence.  Borrower shall do or cause to be done all things necessary to maintain, preserve and renew its corporate existence and that of the Subsidiaries and its and their rights and franchises, and comply in all material respects with all related laws applicable to Borrower or the Subsidiaries of Borrower.

5.5Lender Expenses.  Borrower will (a) pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement including, without limitation,

costs and expenses incurred by counsel to Lender (but excluding legal fees of in-house counsel), in connection with its preparation, negotiation and execution of the Transaction Documents.

5.6Tier 2 Capital.  If all or any portion of the Subordinated Note ceases to be deemed Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Maturity Date of the Subordinated Note, the Borrower will immediately notify the Lender and the Borrower and the Lender will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the obligations evidenced by the Subordinated Note to qualify as Tier 2 Capital.

5.7Inspection Rights.  Borrower shall permit and cause the Subsidiaries of Borrower to permit Lender, through Lender’s employees, attorneys, accountants or other agents, to inspect any of the properties, corporate books and financial books and records of Borrower and any Subsidiary of Borrower upon reasonable notice (and so long as no Event of Default has occurred and is continuing, prior written notice) at such times as Lender reasonably may request.  Lender shall maintain information furnished to it by Borrower under this Agreement in accordance with its usual and customary practices and procedures relating to confidential information provided by customers to Lender.  Accordingly, Lender shall use information furnished to it by Borrower under this Agreement only to facilitate the debtor-creditor relationship between the parties contemplated in this Agreement..

5.7Bank Subsidiary Insurance Coverage.  The Bank Subsidiary shall maintain appropriate insurance coverage, and Borrower shall provide to Lender evidence of said insurance if requested by Lender.

5.8No Control.  It is the intent of the parties to this Agreement that in no event shall Lender, by reason of this Agreement or the Subordinated Note, be deemed to control, directly or indirectly, Borrower or any of its Subsidiaries, and Lender shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Borrower or any of its Subsidiaries.

6.REPORTING.  Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:

6.1Borrower SEC Reports.  Lender acknowledges that Borrower files periodic reports with the Securities and Exchange Commission, and Lender agrees to access and review Borrower’s SEC Reports in lieu of requesting from Borrower annual, quarterly and other reports.

6.2Event of Default; Material Adverse Change.  Promptly after the occurrence thereof, notice of any other matter which has resulted in, or could reasonably be expected to result in, an Event of Default or a materially adverse change in the financial condition, business or operations of Borrower or any Subsidiary of Borrower, so long as delivery of such notice is not prohibited by applicable laws and regulations.

6.3Bank Subsidiary Financial Condition.  In the event the Bank Subsidiary reports as of the last day of any fiscal quarter:

i.	Tier 1 leverage ratio (as defined in 12 C.F.R. 206.5(a)(3) and expressed as a percentage) of less than 8.25%, or total risk-based capital of less than 10.50%; or
ii.	a Texas Ratio greater than 25%; or
iii.	a ratio of Total Loans to total assets greater than 90%,

the Borrower shall submit upon request of the Lender an executive summary addressing the performance and condition of the Bank Subsidiary as of the end of such fiscal quarter; if not requested by Lender within 30 days of the end of the applicable fiscal quarter, such executive summary is considered waived by the Lender and no further action is required by either Lender or Borrower.

The summary shall specifically address:

i.	Non-performing assets, and Other Real Estate Owned in sufficient detail in the discretion of Lender.
ii.	The level of risk-based and leverage capital as well as plans to address capital issues or to inject additional capital as may be necessary from time to time.
iii.	The liquidity plan and alternative funding sources for the Bank Subsidiary.
iv.	Other bank or regulatory issues as may arise, or as Lender may request, provided however, that no confidential regulatory information will be provided.

6.4Other Information.  From time to time, such other information regarding the business, operation and financial condition of the Borrower or Bank as the Lender may reasonably request.

7.FINANCIAL COVENANTS.

7.1Ratio of Debt to Total Assets.  The ratio of debt (defined as senior debt, subordinated debentures, and trust preferred instruments of Borrower or entities related to the organization) to total assets at the holding company level shall not exceed 50%.

7.2Bank Subsidiary Well Capitalized.  The Bank Subsidiary shall maintain a ratio of capital to assets consistent with the applicable regulatory definition of a “well capitalized” financial institution, or such other capital mandates as the regulatory authorities may require.

7.3Subsidiary Dividends.  Subsidiaries shall not declare dividends which would reduce the ratio of capital to assets below the regulatory definition of a “well capitalized” financial institution, or if such action would result in violation of regulatory limitation on dividends, unless otherwise approved by the regulatory agency.

8.BORROWER’S DEFAULT.

8.1Borrower’s Defaults and Lender’s Remedies.

8.1.1Events of Default.  Notwithstanding any cure periods described below, the Borrower shall promptly notify Lender in writing when the Borrower obtains knowledge of the occurrence of any default specified below.  Regardless of whether the Borrower has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Agreement:

8.1.1.1Borrower fails to pay any principal of or installment of interest on the Subordinated Note when due after a 30-day grace period; or

8.1.1.2Borrower fails to pay, when due, any amount payable under this Agreement, the Subordinated Note (other than principal or interest) or any other Transaction Document, and such failure continues for a period of ten Business Days after knowledge thereof by Borrower; or

8.1.1.3Borrower fails to materially keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1.1 and such failure is reasonably susceptible of cure and continues for a period of thirty days after knowledge thereof by Borrower provided, however, Borrower shall have an additional 60 days if such failure is reasonably susceptible of cure and Borrower is making diligent efforts to cure; or

8.1.1.4Any material default or breach in any respect by Borrower of any representation, warranty, covenant or agreement set forth in Sections 4 through 7, inclusive, herein occurs and, if reasonably susceptible of cure, is not cured within 30 days thereof; provided, however, Borrower shall have an additional 60 days if such failure is reasonably susceptible of cure and Borrower is making diligent efforts to cure; or

8.1.1.5Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Borrower from performing any of its obligations under this Agreement or any of the Transaction Documents, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within 120 days after the granting of such decree or order; or

8.1.1.6Final judgment or judgments for the payment of no less than $2,000,000 in the aggregate is or are outstanding against Borrower or against any of its property or assets, and any one or more of such judgments equal to no less than $2,000,000 in the aggregate has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 60 days from the date of its entry; or

8.1.1.7Borrower or the Bank Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder; or

8.1.1.8Following the expiration of any grace period applicable thereto, Borrower or any Subsidiary of Borrower continues to be in default in any payment of principal or interest for any other obligation, in the performance of any other term, condition or covenant contained in any agreement (including, without limitation, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis, but excluding any Transaction Document) under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity if the aggregate amount that becomes due in such manner is in excess of $2,000,000; or

8.1.1.9Borrower (a) becomes insolvent or is unable to pay its debts as they mature, (b) makes an assignment for the benefit of creditors, (c) admits in writing its inability to pay its debts as they mature, or (d) suspends transaction of its usual business; or

8.1.1.10If, pursuant to any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to Borrower, (a) any proceedings involving Borrower are commenced by or against Borrower, or (b) a trustee of any substantial part of the assets of Borrower is applied for or appointed, and Borrower by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within 120 days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

8.1.1.11Borrower applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for Borrower; provided, however, if such action is taken against Borrower, it is not dismissed, vacated or stayed within 120 days of the date of appointment of a receiver or conservator.

8.1.2Lender’s Remedies.  Upon the occurrence of any Event of Default and the expiration of any applicable notice and cure provisions, Lender shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon Lender by law or equity or the terms of any Transaction Document, to do any or all of the following, concurrently or successively, without notice to the Borrower:

8.1.2.1In the event of Borrower’s bankruptcy or reorganization under Chapter 7 (Liquidation) or Chapter 11 (Reorganization) of the United States Bankruptcy Code, or in the event of Borrower’s insolvency or the appointment of a Receiver of Borrower, declare the Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by Governmental Agencies, as and if applicable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subordinated Note to the contrary notwithstanding; or

8.1.2.2Exercise all other of its rights and remedies at law or in equity.

8.2Other Remedies.  Nothing in this Section 9 is intended to restrict Lender’s rights under any of the other Transaction Documents or at law or in equity, and Lender may exercise such rights and remedies as and when they are available.

8.3No Lender Liability.  To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by them, or any of their representatives, which was taken, omitted or made in good faith.

8.4Intentionally Omitted.

9.MISCELLANEOUS.

9.1Indemnification.  Borrower shall indemnify, defend and hold the Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against the Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of the Subordinated Note, unless the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose primarily by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

9.2Prohibition on Assignment.  Borrower may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Note without the prior written consent of the Lender.

9.3Time of the Essence.  Time is of the essence of this Agreement.

9.4Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by the Lender, and any such waiver or amendment shall be effective only to the extent set forth in such writing.  No failure to exercise or delay in exercising, by a Lender or any holder of the Subordinated Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity.  No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand.  No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder.  Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

9.5Severability.  Any provision of the Transaction Documents which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, or which shall cause the Facility not to qualify as Tier 2 Capital, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue to be valid and enforceable to the fullest extent permitted by law.

9.6Usury; Revival of Liabilities.  All agreements between Borrower and Lender (including, without limitation, this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of North Dakota.  If Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the principal of the Subordinated Note (whether or not then due and payable) and not to the payment of interest.  To the extent that Lender receive any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contest any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

9.7Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Alerus Financial Corporation Attn: President and Chief Executive Officer 401 DeMers Avenue Grand Forks, ND 58206

th Street, Suite 895
With a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP Attn: Joseph Ceithaml 121 South 8th Street, Suite 895 Minneapolis, MN 55402
if to Lender:	The Bank of North Dakota doing business as the State of North Dakota Attn: Craig Hanson, FI Market Manager 1200 Memorial Highway Bismarck, ND 58506-5509
With a copy to:	Ballard Spahr LLP Attn: Scott A. Coleman 80 South 8th Street, Suite 2000 Minneapolis, MN 55402

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.

9.8Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless the Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall be effective or confer any rights on any purported assignee of Borrower.

9.9No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Lender, shall be deemed to make the Lender a partner or joint venturer with Borrower.

9.10Publicity.  Except for regulatory filings or related applications or unless required by law, a securities commission or the rules of any stock exchange on which such party’s securities are traded, no party shall publicize the Facility without the prior written consent of the other parties which consent shall not be unreasonably withheld, conditioned or delayed.

9.11Documentation.  All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to the Lender.

9.12Entire Agreement.  This Agreement along with the Exhibits and Schedule hereto and the Subordinated Note constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement.

9.13Choice of Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Dakota.  Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

9.14No Third Party Beneficiary.  This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

9.15Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

9.16Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed by facsimile, email or other means of electronic transmission and in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.17Knowledge; Discretion.  All references herein to a Lender’s or the Borrower’s knowledge shall be deemed to mean to the actual knowledge of such party based on commercially reasonable inquiry.  All references herein to Borrower’s knowledge shall be deemed to refer to the knowledge of Randy Newman and Katie Lorenson.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by the Lender, to the making of a determination or designation by the Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of the Lender, shall be deemed to mean that Lender shall decide using the reasonable discretion or judgment of a prudent lender.

9.18Jurisdiction; Waiver Of Right To Jury Trial.  THIS AGREEMENT AND THE SUBORDINATED NOTE MAY BE ENFORCED IN ANY NORTH DAKOTA STATE COURT SITTING IN BURLEIGH COUNTY; AND EACH PARTY CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT EITHER PARTY COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO THE JURISDICTION AND VENUE ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE SUBORDINATED NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER.  BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL.  BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

ALERUS FINANCIAL CORPORATION

By:
	Name:	Katie A. Lorenson
	Title:	Executive Vice President and Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

THE BANK OF NORTH DAKOTA

doing business as the State of North Dakota

By:
	Name:	Craig Hanson
	Title:	FI Market Manager

EXHIBIT A

FORM OF SUBORDINATED NOTE

See attached.

EXHIBIT B

FORM OF OPINION OF BORROWER’S COUNSEL

1.Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware.1 Borrower has the requisite power and authority, corporate or otherwise, to conduct its business as it has been and is now being conducted.

2.No order, permission, consent or approval of any federal or state commission, board or regulatory authority is required for the execution and delivery or performance by Borrower of the Agreement and the Subordinated Note.

3.The execution, delivery and performance by Borrower of the Agreement and the Subordinated Note (a) are within Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action of Borrower, and (c) do not contravene (i) Borrower’s certificate of incorporation or by-laws or (ii) any law affecting Borrower or any Subsidiary which in our experience is typically applicable to transactions of the type contemplated by the Agreement and the Subordinated Note.

4.To our knowledge, except as disclosed in the Transaction Documents or Borrower’s SEC Reports, there are no actions, suits, investigations, or proceedings pending, or threatened against or affecting Borrower or any Subsidiary, or the business or properties of Borrower or any Subsidiary of Borrower or before or by any Governmental Agency or any court, arbitrator or grand jury, which can reasonably be expected to result in any material adverse change in business, operations or properties or assets or in the condition, financial or otherwise, of Borrower or any Subsidiary of Borrower, or in the ability of Borrower or any Subsidiary to perform under the Transaction Documents.  None of Borrower or any Subsidiary of Borrower is, to our knowledge, except as disclosed in the Transaction Documents or Borrower’s SEC Reports, in default with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any court, arbitrator, grand jury, or of any Governmental Agency, default under which might have consequences which would materially and adversely affect the business, properties or assets of the condition, financial or otherwise, of Borrower or any Subsidiary of Borrower.

5.The Agreement and the Subordinated Note are enforceable against Borrower in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

[1]	Opinion to be based solely on good standing certificate issued by Delaware Secretary of State.

Schedule 4.1.2

None